Exhibit (a)(1)(i)

 Offer to Purchase
Up to 45% of the Issued and Outstanding Common Shares of Beneficial Interest
of
Templeton Global Income Fund
at
99% of Net Asset Value Per Share
by
Templeton Global Income Fund
in Exchange for Cash

THE OFFER TO PURCHASE WILL EXPIRE AT 5:00 P.M., EASTERN TIME,
ON NOVEMBER 9, 2023, UNLESS THE OFFER IS EXTENDED.

To the Shareholders of Templeton Global Income Fund:

Templeton Global Income Fund, a Delaware statutory trust and a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “Fund”), is offering to purchase up to 45% of its issued and outstanding common shares of beneficial interest, no par value (the “Shares”) (the “Offer Amount”). The offer is to purchase Shares in exchange for cash at a price equal to 99% of the net asset value (“NAV”) per Share (the “Purchase Price”) determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”), the principal market on which the Shares are traded, on the day the offer expires (the “Pricing Date”). The offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

In order to participate, the materials described in the Offer must be delivered to Equiniti Trust Company, LLC (the “Depositary Agent”) by 5:00 p.m. Eastern time, November 9, 2023, or such later date to which the Offer is extended (the “Expiration Date”). Should the Offer be extended beyond November 9, 2023, the Pricing Date will be the close of ordinary trading on the NYSE on the newly designated Expiration Date. Shareholders who choose to participate in the Offer can expect payments for Shares duly tendered and accepted to be mailed within approximately ten business days after the Expiration Date.

The Shares are traded on the NYSE under the symbol “GIM.” As of October 5, 2023, there were 102,746,371 Shares issued and outstanding; its NAV per Share was $4.20 and its market price per Share was $3.80, representing a discount of -9.52% to NAV per Share. The NAV per Share on the Pricing Date may be higher or lower than the NAV per Share as of October 5, 2023, and the discount to NAV per Share at which the Shares trade may be greater or lesser than the discount as of October 5, 2023. For the Fund’s most current NAV per Share and market price per Share, you may view online at https://www.franklintempleton.com/investments/options/
closed-end-funds/products/146/SINGLCLASS/templeton-global-income-fund-inc/GIM. For additional questions or information during the pendency of this Offer, you may contact Campaign Management LLC (the “Information Agent”) by calling 1-855-434-5243, between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, Monday through Friday (except holidays), and 12:00 p.m. and 6:00 p.m., Eastern time, on Saturday.

The Offer is subject to important terms and conditions, including the conditions listed under Section 4, “Certain Conditions of the Offer.”

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the Offer, passed upon the fairness or merits of the Offer, or determined whether this Offer to Purchase is accurate or complete. Any representation to the contrary is a crime.

If you are not interested in selling any of your Shares at this time, you do not need to do anything. This Offer is not part of a plan to liquidate the Fund. Shareholders are not required to participate in the Offer.

You should be aware that, if you tender Shares pursuant to the Offer, duly tendered Shares will not be entitled to receive any Fund dividend or distribution with a record date on or after November 9, 2023.

Because this Offer is limited as to the number of Shares that the Fund will purchase, not all Shares duly tendered for purchase by shareholders may be accepted for payment by the Fund. This may occur, for example, if one or more large investors seek to tender a significant number of Shares or if a large number of investors tender Shares.

IMPORTANT INFORMATION

Shareholders who desire to participate in the Offer should either: (a) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the Shares, if any (in proper form), and all other documents required by the Letter of Transmittal; or (b) request their broker, dealer, commercial bank or trust company (each, a “Nominee”) to effect the transaction on their behalf. Shareholders whose Shares are registered in the name of a Nominee, such as a brokerage firm or other financial intermediary, must contact that firm to instruct the firm to participate in the Offer on their behalf. Tendering shareholders may be charged a fee by their Nominee or other financial intermediary for processing the documentation required to participate in the Offer on their behalf. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender Shares and, if so, how many Shares to tender, or to refrain from tendering Shares in the Offer.

The Fund reserves the absolute right to reject Shares determined not to be tendered in appropriate form.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their Nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

If you want to tender your Shares but your certificates for the Shares are not immediately available or cannot be delivered to the Depositary Agent within the required time or you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary Agent by the Expiration Date of the Offer, you will not be able to tender your Shares.

None of the Fund, its Board of Trustees (the “Board of Trustees” or the “Board”) or Franklin Advisers, Inc. (the “Investment Advisor”) makes any recommendation to any shareholders as to whether to tender Shares for purchase or to refrain from tendering Shares in the Offer. No person has been authorized to make any recommendation on behalf of the Fund, its Board or the Investment Advisor as to whether shareholders should tender Shares for purchase pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Fund, its Board or the Investment Advisor. Shareholders are urged to carefully evaluate all information in the Offer, consult their own investment and tax advisers and make their own decisions whether to tender their Shares for purchase or refrain from participating in the Offer.

The Fund has filed with the Commission a Tender Offer Statement on Schedule TO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the Offer.

The making of the Offer may, in some jurisdictions, be restricted or prohibited by applicable law. The Offer is not being made, directly or indirectly, in or into, and may not accepted from within, any jurisdiction in which the making of the Offer or the acceptance of the Offer would, absent prior registration, filing or qualification under applicable laws, not be in compliance with the laws of that jurisdiction. Accordingly, shareholders are required to inform themselves of and observe any such restrictions.

TABLE OF CONTENTS

Page

SUMMARY TERM SHEET	1
1. Price; Number of Shares.	6
2. Purpose of the Offer.	7
3. Plans or Proposals of the Fund.	8
4. Certain Conditions of the Offer.	8
5. Procedures for Tendering Shares for Purchase.	10
6. Withdrawal Rights.	13
7. Payment for Shares.	14
8. Source and Amount of Consideration.	15
9. Effects of the Offer; Consequences of Participation.	15
10. Price Range of Shares.	17
11. Interests of Trustees and Officers; Transactions and Arrangements Concerning the Shares	17
12. Certain Information about the Fund.	20
13. Additional Information.	21
14. Certain U.S. Federal Income Tax Consequences.	21
15. Certain Legal and Regulatory Matters.	25
16. Amendments; Extensions of Purchase Period; Termination.	25
17. Fees and Expenses.	26
18. Miscellaneous.	27

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of its terms and conditions, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal. We have included section references parenthetically to direct you to a more complete description in the Offer of the topics in this Summary Term Sheet.

What is the Offer?

The Fund is offering to purchase up to 45% of its Shares. The Fund will pay cash for Shares purchased pursuant to the Offer. The Fund will purchase Shares at a price equal to 99% of the NAV per Share as of the close of regular trading session of the NYSE on the Pricing Date. If the number of Shares duly tendered and not timely withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares duly tendered. If shareholders duly tender (and do not timely withdraw) more than the Offer Amount, the Fund will purchase duly tendered Shares from participating shareholders on a pro rata basis, based upon the number of Shares each shareholder duly tenders for purchase and does not timely withdraw. The Fund does not intend to increase the number of Shares that it is offering to purchase, even if shareholders duly tender more than the Offer Amount. Shareholders cannot be assured that all of their duly tendered Shares will be purchased. (See Section 1, “Price; Number of Shares” and Section 7, “Payment for Shares.”)

When will the Offer expire, and may the Offer be extended?

The Offer will expire at 5:00 p.m., Eastern time, on November 9, 2023, the Expiration Date, unless extended. The Fund may extend the offer period at any time. If it does, the Fund will determine the Purchase Price as of the close of ordinary trading on the NYSE on the new Expiration Date. The Fund may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 a.m. Eastern time on the next business day after the Offer otherwise would have expired. (See Section 1, “Price; Number of Shares.”)

What is the purpose of the Offer?

The Board approved a self-tender offer for cash up to 45% of the outstanding Shares of the Fund at a price equal to 99% of the NAV per Share determined as of the close of the regular trading session of the NYSE on the Pricing Date to: provide enhanced liquidity to the Fund’s shareholders ahead of the Fund’s potential transition to Saba Capital Management, L.P. (“Saba”) as its new investment adviser (which is subject to approval by shareholders); provide potential accretion to the Fund’s NAV per share; and seek to help narrow the NAV discount at which the Fund’s shares trade.

There can be no assurances as to the effect that the Offer will have on the Fund’s NAV discounts. Common shares of closed-end investment companies often trade at a discount to their NAV per Share, and the Fund’s Shares may also continue to trade at a discount to their NAV per Share, although it is possible that they may trade or have traded at a premium above NAV per Share. The market price of the Fund’s Shares is determined by such factors as relative demand for and supply of such common shares in the market, the Fund’s NAV per Share, general market and economic conditions and other factors beyond the control of the Fund. Therefore, the Fund cannot predict whether its Shares will trade at, below or above NAV per Share. (See Section 2, “Purpose of the Offer” and Section 3, “Plans or Proposals of the Fund.”)

Will I have to pay anything to participate in the Offer?

The Fund will not charge a separate service fee in conjunction with the Offer. If your Shares are held through a financial intermediary, the financial intermediary may charge a service fee for participation in the Offer. The Fund, however, will bear the costs of the tender, including postage and handling. (See Section 1, “Price; Number of Shares,” Section 7, “Payment for Shares” and Section 17, “Fees and Expenses.”)

What is the NAV per Share as of a recent date?

On October 5, 2023, there were 102,746,371 Shares issued and outstanding, the NAV per Share was $4.20 and the last reported market price per Share on the NYSE on such date was $3.80, representing a discount of -9.52% to NAV per Share. The NAV per Share on the Pricing Date may be higher or lower than the NAV per Share as of October 5, 2023, and the discount to NAV at which the Shares trade may be greater or lesser than the discount as of October 5, 2023. For the Fund’s most current NAV per Share and market price per Share, you may view online at  https://www.franklintempleton.com/
investments/options/closed-end-funds/products/146/SINGLCLASS/templeton-global-income-fund-inc/GIM. For additional questions or information during the pendency of this Offer, you may contact the Information Agent by calling 1-855-434-5243, between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, Monday through Friday (except holidays), and 12:00 p.m. and 6:00 p.m., Eastern time, on Saturday. (See Section 10, “Price Range of Shares.”)

Will the Fund’s NAV per Share be higher or lower on the Pricing Date?

No one can accurately predict what the Fund’s NAV per Share will be at any future date. You should realize that the NAV per Share on the Pricing Date may be higher or lower than the NAV per Share as of October 5, 2023 set forth above.

Does the Fund have the financial resources to pay me for my Shares?

Yes. If the Fund purchases 46,235,867 Shares (assuming a fully subscribed Offer) at a price per share of $4.16, equal to 99% of the NAV per Share as of October 5, 2023 ($4.20 per Share), the Fund’s total cost, not including fees and expenses incurred in connection with the Offer, would be approximately $192,341,207. The Fund intends to first use cash on hand to pay for Shares tendered, and then intends to sell portfolio securities to raise any additional cash needed for the purchase of Shares. (See Section 8, “Source and Amount of Consideration.”)

Are there any recent developments at the Fund that I should be aware of?

Yes. At an upcoming special meeting of the shareholders of the Fund, to be held on October 25, 2023 (the “Special Meeting”), shareholders will vote on whether to adopt a new investment management agreement between the Fund and Saba pursuant to which Saba would become the investment advisor to the Fund. If such proposal is approved, in addition to replacing the Fund’s current investment advisor, which is expected to happen on or about January 1, 2024, the name of the Fund will change from “Templeton Global Income Fund” to “Saba Capital Income & Opportunities Fund II” and the Fund’s principal strategy is proposed to be modified. For additional information about the Special Meeting, including the proposed changes for the Fund, see the Fund’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on September 26, 2023 (the “Special Meeting Proxy Statement”).

How do I participate in the Offer?

If your Shares are registered in the name of a Nominee, you should contact that firm if you wish to tender your Shares.

All other shareholders wishing to participate in the Offer must, prior to the date and time the Offer expires, deliver a completed and executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, to the Depositary Agent at its address set forth on the last page of this offer. If you hold certificates for Shares, you must also send the certificates to the Depositary Agent at its address set forth on the last page of this offer prior to the date and time the Offer expires. If your Shares are held in book-entry form, you must comply with the book-entry delivery procedure set forth in Section 5.C of this Offer. In all these cases, the Depositary Agent must receive these materials prior to the date and time the Offer expires.

If any certificate representing Shares has been mutilated, lost, stolen or destroyed, the shareholder should promptly call the Depositary Agent at 1-800-937-5449. The shareholder will then be instructed by the Depositary Agent as to the steps that must be taken to replace the certificate. This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed.

The Fund’s transfer agent holds Shares in uncertificated form for certain shareholders pursuant to the Fund’s automatic dividend reinvestment plan.

Must I tender all of my Shares for purchase?

No. You may tender for purchase all or part of the Shares you own. (See Section 1, “Price; Number of Shares.”)

May I withdraw my Shares after I have tendered them for purchase and, if so, by when?

Yes, you may withdraw all, but not less than all, of your duly tendered Shares at any time prior to 5:00 p.m., Eastern time, on November 9, 2023, which is the Expiration Date. In order for your withdrawal to be effective, you must submit or direct your Nominee to submit a withdrawal request to the Depositary Agent prior to 5:00 p.m., Eastern time on the Expiration Date. You may resubmit your withdrawn Shares to be tendered in the Offer by following the purchase procedures before the Offer expires, including during any extension period. In addition, duly tendered Shares that are not accepted by us for purchase by November 9, 2023 may thereafter be withdrawn by you until such time as the Shares are accepted by us for purchase. (See Section 6, “Withdrawal Rights.”)

How do I withdraw previously tendered Shares?

You must submit or direct your Nominee to submit a request for withdrawal of previously duly tendered Shares to the Depositary Agent. You may withdraw only all Shares previously tendered by you, and not a portion thereof, and your request for withdrawal must state this. (See Section 6, “Withdrawal Rights.”)

May my Nominee place any conditions on my tender of Shares?

No.

May I place any conditions on my tender of Shares?

No.

Is my tender of Shares in the Offer a taxable transaction?

It is anticipated that the tender of Shares in exchange for cash will generally be a taxable transaction for U.S. federal income tax purposes either in the form of a “sale or exchange” or, under certain circumstances, a “dividend.” Please consult your tax adviser regarding your individual tax consequences, including potential state, local and foreign tax consequences. (See Section 14, “Certain U.S. Federal Income Tax Consequences.”)

Is there any reason Shares duly tendered by me for purchase would not be accepted?

In addition to those circumstances described under “Certain Conditions of the Offer” in which the Fund is not required to purchase tendered Shares, the Fund has reserved the right to reject any and all tendered Shares determined by the Fund not to have been tendered in the appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s). Moreover, as further described herein, if more than the Offer Amount is tendered and not withdrawn, any purchases will be made on a pro rata basis.

What should I do if I decide not to tender my Shares for purchase?

Nothing. There are no actions that you need to take if you determine not to participate in the Offer.

If I decide not to tender, how will the Offer affect my Shares?

If you do not tender your Shares (or if you own Shares following completion of the Offer), you may be subject to any increased risks associated with the potential of greater volatility due to a decreased asset base and proportionately higher expenses, as well as the possibility of receiving additional taxable capital gains resulting from the sale of assets to pay for duly tendered Shares. The reduced assets of the Fund as a result of the Offer may also result in less investment flexibility for the Fund and may have an adverse effect on the Fund’s investment performance. In addition, participation in the Offer may reduce the number of shareholders in the Fund thereby potentially reducing the number of Shares that might otherwise trade publicly. This could adversely affect the liquidity and market value of the remaining Shares the public holds. (See Section 9, “Effects of the Offer; Consequences of Participation” and Section 17, “Fees and Expenses.”)

Does the Fund’s management recommend that shareholders participate in the Offer, and will management participate in the Offer?

None of the Fund, the Board, and the Investment Advisor is making any recommendation to shareholders regarding whether to tender Shares for purchase or refrain from tendering Shares in the Offer. The Fund has been advised that none of its Board, officers, the Investment Advisor intends to tender any Shares pursuant to the Offer. Saba has informed us that all investment funds it manages are likely to subscribe to the Offer. (See Section 11, “Interests of Trustees and Officers; Transactions and Arrangements Concerning the Shares.”)

Will there be additional opportunities to tender my Shares to the Fund?

No other tender offers have been approved by the Board, but the Board reserves the right to conduct tender offers in the future. (See Section 2, “Purpose of the Offer” and Section 3, “Plans or Proposals of the Fund.”)

The Board has previously authorized the Fund to repurchase up to 10% of the Fund’s outstanding Shares in open-market transactions, at the discretion of management (the “Share Repurchase Plan”). Since the inception of the Share Repurchase Plan, the Fund has repurchased a total of 11,285,400 shares. The Fund will not make any purchases of shares pursuant to the Share Repurchase Plan while the Offer is open. The Fund makes no assurance that it will repurchase any shares in the future.

How do I obtain more information?

Questions and requests for assistance may be directed to your financial advisor or other Nominee, or to the Information Agent toll free at 1-855-434-5243. Requests for additional copies of this Offer to Purchase and the applicable Letter of Transmittal should also be directed to the Information Agent.

The Information Agent for the Offer is:

Campaign Management LLC

15 West 38th Street, Suite #747

New York, NY 10018

1-855-434-5243 (Toll Free)

The Depositary Agent for the Offer is:

By Mail:	By Overnight Courier:
Equiniti Trust Company, LLC	Equiniti Trust Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
6201 15th Avenue	6201 15th Avenue
Brooklyn, New York 11219	Brooklyn, New York 11219

1.       Price; Number of Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Fund will accept for purchase, and pay for, an aggregate amount of up to 46,235,867 Shares, which represents 45% of the 102,746,371 Shares outstanding as of October 5, 2023, which are duly tendered and not timely withdrawn in accordance with Section 6 prior to the Expiration Date. The term “Expiration Date” means 5:00 p.m., Eastern time, on November 9, 2023, unless the Fund, in its sole discretion, extends the period during which the Offer is open, in which case “Expiration Date” shall mean the time and date on which the Offer, as so extended by the Fund, shall expire. The Fund reserves the right in its sole discretion and for any reason to amend, extend or terminate the Offer prior to the time the Offer expires. See Section 16, “Amendments; Extensions of Purchase Period; Termination.” The Fund will not be obligated to purchase Shares pursuant to the Offer under certain circumstances. See Section 4, “Certain Conditions of the Offer.”

The Purchase Price of the Shares will be 99% of the NAV per Share determined as of the close of the regular trading session of the NYSE on the Pricing Date. On October 5, 2023, the NAV per Share was $4.20 and the last reported market price per Share on the NYSE on such date was $3.80, representing a discount of -9.52% to NAV per Share. The NAV per Share on the Pricing Date may be higher or lower than the NAV per Share as of October 5, 2023, and the discount to NAV per Share at which the Shares trade may be greater or lesser than the discount as of -9.52%. For the Fund’s most current NAV per Share and market price per Share, you may view online at  https://www.franklintempleton.com/investments/options/closed-end-funds/products/146/
SINGLCLASS/templeton-global-income-fund-inc/GIM. For additional questions or information during the pendency of this Offer, you may contact the Information Agent by calling 1-855-434-5243, between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, Monday through Friday (except holidays), and 12:00 p.m. and 6:00 p.m., Eastern time, on Saturday. Shareholders tendering Shares shall be entitled to receive all dividends with a record date on or before the Expiration Date provided that they own Shares as of the record date for such dividend. Shareholders should be aware that, if they tender Shares pursuant to the Offer, tendered Shares will not be entitled to receive any Fund dividend or distribution with a record date on or after November 9, 2023.

The Offer is being made to all shareholders and is not conditioned upon shareholders tendering for purchase in the aggregate any minimum number of Shares. If the number of Shares duly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares duly tendered and not timely withdrawn. If more than the Offer Amount is duly tendered for purchase pursuant to the Offer (and not timely withdrawn as provided in Section 6), the Fund, subject to the conditions listed in Section 3, will purchase Shares from participating shareholders in accordance with the terms and conditions specified in the Offer on a pro rata basis based upon the number of Shares duly tendered (and not timely withdrawn) by or on behalf of each shareholder. The Fund does not intend to increase the number of Shares offered for purchase, even if more than the Offer Amount is duly tendered.

Shares will be purchased at 99% of the Fund’s NAV per Share on the Pricing Date, which may help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. The Fund will not charge a separate service fee in conjunction with the Offer. If your Shares are held through a financial intermediary, the financial intermediary may charge a service fee for participation in the Offer. Tendering shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Fund, except in the circumstances set forth in Section 7, “Payment for Shares.”

As of September 27, 2023, there were 102,746,371 Shares issued and outstanding, and as of September 27, 2023, there were approximately 1,140 holders of record of Shares. One of these record holders is a nominee for brokers, dealers, commercial banks, trust companies and other institutions that held legal title to Shares in “street name” on behalf of multiple beneficial owners. Based upon information provided or available to the Fund, no trustee or officer intends to tender any Shares in the tender offer. Saba has informed us that all investment funds it manages are likely to subscribe to the Offer.

The Fund reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary Agent and making a public announcement thereof. See Section 16, “Amendments; Extensions of Purchase Period; Termination.” The Fund makes no assurance that it will extend the Offer. During any extension, all Shares previously duly tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Shares.

2.       Purpose of the Offer.

The Board approved the Offer to: provide enhanced liquidity to the Fund’s shareholders ahead of the Fund’s potential transition to Saba as its new investment adviser (which is subject to approval by shareholders); provide potential accretion to the Fund’s NAV per share; and seek to help narrow the NAV discount at which the Fund’s shares trade.

There can be no assurances as to the effect that the Offer will have on the Fund’s NAV discounts. Common shares of closed-end investment companies often trade at a discount to their NAV per Share, and the Fund’s Shares may also trade at a discount to their NAV per Share, although it is possible that they may trade at NAV per Share or at a premium above NAV per Share. The market price of the Fund’s Shares is determined by such factors as relative demand for and supply of such common stock in the market, the Fund’s NAV per Share, general market and economic conditions and other factors beyond the control of the Fund. Therefore, the Fund cannot predict whether its Shares will trade at, below or above NAV per Share.

Any Shares purchased by the Fund pursuant to the Offer will be available for issuance by the Fund without further shareholder action (except as required by applicable law or the rules of the NYSE on which the Shares are listed).

None of the Fund, the Board or the Investment Advisor makes any recommendation to any shareholder as to whether to tender Shares for purchase or to refrain from tendering Shares in the Offer. No person has been authorized to make any recommendation on behalf of the Fund, the Board or the Investment Advisor as to whether shareholders should tender Shares for purchase pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Fund, the Board or the Investment Advisor. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers and make their own decisions whether to tender their Shares for purchase or refrain from participating in the Offer.

3.       Plans or Proposals of the Fund.

Except to the extent described herein, in the Special Meeting Proxy Statement and in connection with the Fund’s dividend reinvestment plan, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in:

(a)    any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund or any of its subsidiaries;

(b)    other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries;

(c)    any material change in the Fund’s present dividend policy, or indebtedness or capitalization of the Fund;

(d)    changes to the present Board or management of the Fund, including changes to the number or the term of members of the Board, the filling of any existing vacancies on the Board or changes to any material term of the employment contract of any executive officer;

(e)    any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act;

(f)     any class of equity securities of the Fund being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

(g)    any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(h)    the suspension of the Fund’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i)     the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund, other than the Share Repurchase Plan; or

(j)     any changes in the Fund’s Declaration of Trust, By-Laws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

4.       Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Fund’s right to extend, amend or terminate the Offer at any time in its sole discretion, the Fund shall not be required to accept for purchase or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance of or payment for any tendered Shares, if:

(a)    such transactions, if consummated, would:

(i)     result in delisting of the Fund’s Shares from the NYSE (the NYSE Listed Company Manual provides that the NYSE would promptly initiate suspension and delisting procedures with respect to closed-end funds if the total market value of publicly held shares and net assets of the Fund over 60 consecutive calendar days are each below $5,000,000);

(ii)   in the Fund’s reasonable judgment, be likely to cause the common shares to be eligible for deregistration under the Exchange Act or the suspension of reporting obligations under Section 12 of the Exchange Act; or

(iii) impair the Fund’s status as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”) (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of shareholders who receive distributions from the Fund);

(b)    there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or there shall be any judgment, order or injunction sought or any other action taken by any person or entity, which restrains, prohibits or materially delays the making or consummation of the Offer, challenges the acquisition by the Fund of any Shares pursuant to the Offer or the Board’s fulfillment of its fiduciary obligations in connection with the Offer, seeks to obtain any material amount of damages in connection with the Offer, or otherwise directly or indirectly adversely affects the Offer or the Fund;

(c)    there shall have occurred (i) any general suspension of trading in or limitation on prices for securities on the NYSE or any other exchange on which the Shares are traded; (ii) any declaration of a banking moratorium or similar action materially adverse to the Fund by U.S. federal or state authorities or any foreign jurisdiction, or any suspension of payment material to the Fund by banks in the United States, the State of New York, or any other jurisdiction; (iii) any limitation having a material adverse effect on the Fund that is imposed by U.S. federal or state authorities, or by any governmental authority of any foreign jurisdiction, with respect to the extension of credit by lending institutions or the convertibility of foreign currencies; (iv) the commencement of war, armed hostilities, or any other international or national calamity directly involving the United States other than any such event which is currently occurring; or (v) any other event or condition which, in the judgment of the Board, would have a material adverse effect on the Fund if the Offer were consummated; or

(d)    the Board determines that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the Board’s fiduciary duties owed to the Fund or its shareholders.

The foregoing conditions are for the Fund’s sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 4 shall be final and binding.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Shares duly tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 16, “Amendments; Extensions of Purchase Period; Termination.” In the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 16, “Amendments; Extensions of Purchase Period; Termination.”

5.       Procedures for Tendering Shares for Purchase.

A. Proper Tender of Shares.

Shareholders who desire to tender Shares registered in the name of a Nominee must contact their Nominee to effect a tender on their behalf.

For Shares to be duly tendered pursuant to the Offer, a shareholder must cause a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and all other documents required by the Letter of Transmittal, to be received by the Depositary Agent at one of its addresses set forth on the back cover of this Offer to Purchase, and must cause certificates for tendered Shares to be received by the Depositary Agent at such address or cause such Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary Agent), in each case before the Expiration Date.

Mutilated, Lost, Stolen or Destroyed Certificates. If any certificate representing Shares has been mutilated, lost, stolen or destroyed, the shareholder should promptly call the Depositary Agent at 1-800-937-5449. The shareholder will then be instructed by the Depositary Agent as to the steps that must be taken to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed.

Letters of Transmittal and certificates representing tendered Shares should not be sent or delivered to the Fund.

The Fund’s transfer agent holds Shares in uncertificated form for certain shareholders pursuant to the Fund’s automatic dividend reinvestment plan. When a shareholder duly tenders certificated Shares, the Depositary Agent will accept any of the shareholder’s uncertificated Shares for tender first, and accept the balance of tendered Shares from the shareholder’s certificated Shares, and any remaining Shares will be issued in book-entry and will be electronically held in your account in lieu of a certificate.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to request a purchase of Shares pursuant to the Offer unless at the time of the request, and at the time the Shares are accepted for payment, the person requesting the purchase has a net long position equal to or greater than the amount requested for purchase in either: (a) Shares, and will deliver or cause to be delivered such Shares for the purpose of purchase to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her request to purchase, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of requesting the purchase to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the request to purchase or guarantee of a request to tender on behalf of another person.

The acceptance of Shares by the Fund for purchase will constitute a binding agreement between the participating shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the participating shareholder’s representation that the shareholder has a net long position in the Shares being tendered for purchase within the meaning of Rule 14e-4 and that the request to tender such Shares complies with Rule 14e-4.

By submitting the Letter of Transmittal, a tendering shareholder shall, subject to and effective upon acceptance for payment of the Shares duly tendered, be deemed in consideration of such acceptance to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Shares that are being tendered (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date) and irrevocably constitute and appoint the Fund the true and lawful attorney-in-fact of the tendering shareholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates for such Shares (and any such other dividends, distributions, other Shares or securities or rights) or transfer ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), together, in either such case, with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary Agent of the Purchase Price, (b) present such Shares (and any such other dividends, distributions, other Shares or securities or rights) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering shareholder with respect to such Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering shareholder with respect to the tendered Shares (and, if given, will be null and void.)

By submitting a Letter of Transmittal, and in accordance with the terms and conditions of the Offer, a tendering shareholder shall be deemed to represent and warrant that: (a) the tendering shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering shareholder will execute and deliver any additional documents deemed by the Depositary Agent or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares (and any and all dividends, distributions, other common shares or securities or rights declared or issuable in respect of such Shares after the Expiration Date); and (d) the tendering shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

B. Signature Guarantees and Method of Delivery. All signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. (See Instruction 2 of the Letter of Transmittal.) An “Eligible Institution” is a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP).

If the Letter of Transmittal is signed by the registered holder(s) of the Shares duly tendered for purchase thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Shares duly tendered for purchase without any alteration, enlargement or any change whatsoever.

If any of the Shares duly tendered for purchase thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any of the Shares duly tendered for purchase are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

If the Letter of Transmittal or any certificates for Shares duly tendered for purchase or stock powers relating to Shares duly tendered for purchase are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted together with the Letter of Transmittal.

If the Letter of Transmittal is signed by the registered holder(s) of the Shares duly tendered for purchase, no endorsements of certificates or separate stock powers with respect to such Shares are required unless payment is to be made to, or certificates for Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

C. Book-Entry Delivery. Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Shares in accordance with DTC’s procedures. However, although delivery of Shares may be effected through book-entry transfer at DTC, a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or an Agent’s Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must be received by the Depositary Agent prior to the Expiration Date at one of its addresses set forth on the back cover page of this Offer to Purchase.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary Agent forming a part of a timely confirmation of a book-entry transfer of Shares (a “Book-Entry Confirmation”) which states that (a) DTC has received an express acknowledgment from the DTC participant tendering the Shares for purchase that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary Agent.

D. Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment or purchase, or pay for, any Shares if, in the opinion of the Fund’s counsel, accepting, purchasing or paying for such Shares would be unlawful. The Fund also reserves the absolute right to the extent permitted by law to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or shareholder(s). The Fund’s interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) shall be final and binding.

None of the Fund, the Board, the Investment Advisor, the Information Agent, the Depositary Agent nor any other person is or will be obligated to give any notice of any defect or irregularity in any tender, and none of the foregoing persons will incur any liability for failure to give any such notice.

E. U.S. Federal Income Tax Withholding. Under the U.S. federal income tax backup withholding rules, the Depositary Agent would generally be required to withhold 24% of the gross payments made pursuant to the Offer to any U.S. Shareholder (as defined below) unless such U.S. Shareholder has completed and submitted to the Depositary Agent an IRS Form W-9. In order to avoid the possibility of backup withholding, all participating U.S. Shareholders are required to provide the Depositary Agent with a properly completed and signed IRS Form W-9. A “U.S. Shareholder” is a shareholder that is a “U.S. person” within the meaning of the Code. In general, a U.S. Shareholder is a shareholder that is (a) an individual who is a citizen or resident of the United States; (b) a corporation or partnership, or other entity taxed as a corporation or partnership, created or organized in the United States or under the law of the United States or of any State thereof; (c) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

In order to avoid backup withholding, participating Non-U.S. Shareholders (as defined below) must provide the Depositary Agent with a completed IRS Form W-8BEN or W-8BEN-E, or another type of Form W-8 appropriate to the particular Non-U.S. Shareholder. For purposes of this Offer to Purchase, a “Non-U.S. Shareholder” is generally any shareholder that is not a “U.S. person” within the meaning of the Code. Copies of Form W-8BEN or W-8BEN-E are provided with the Letter of Transmittal for Non-U.S. Shareholders. Other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html.

Tendering Non-U.S. Shareholders may be subject to U.S. federal withholding tax, even if they submit an appropriate IRS Form W-8 in order to claim an exemption from backup withholding. For an additional discussion of U.S. federal income tax withholding as well as a discussion of certain other U.S. federal income tax consequences to tendering shareholders, see Section 14, “Certain U.S. Federal Income Tax Consequences.”

6.       Withdrawal Rights.

At any time prior to the Expiration Date any shareholder may withdraw all, but not less than all, of the Shares that the shareholder has tendered. In addition, Shareholders will also have the right to withdraw the tender of Shares at any time after 5:00 p.m. on November 9, 2023, to the extent the Shares have not yet been accepted for payment as of that date.

To be effective, a written notice of withdrawal of Shares duly tendered for purchase must be timely received by the Depositary Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Shareholders may also send a facsimile transmission notice of withdrawal, which must be timely received by the Depositary Agent prior to the Expiration Date, and the original notice of withdrawal must be delivered to the Depositary Agent by overnight courier the next day. Any notice of withdrawal must specify the name(s) of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn (which may not be less than all of the Shares duly tendered by the shareholder) and, if one or more certificates representing such Shares have been delivered or otherwise identified to the Depositary Agent, the name(s) of the registered owner(s) of such Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Shares. If one or more certificates have been delivered to the Depositary Agent, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Shares duly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered for purchase by following the procedures described in Section 5 prior to the Expiration Date. Except as otherwise provided in this Section 6, tenders of Shares made pursuant to the Offer will be irrevocable.

None of the Fund, the Board of Trustees, the Investment Advisor, the Information Agent, the Depositary Agent nor any other person is or will be obligated to give any notice of any defect or irregularity in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

7.       Payment for Shares.

For purposes of the Offer, the Fund will be deemed to have accepted for payment and purchased Shares that are tendered for purchase (and not timely withdrawn in accordance with Section 6) when, as and if the Fund gives oral or written notice to the Depositary Agent of its acceptance of such Shares for purchase pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return Shares duly tendered for purchase promptly after the termination, expiration or withdrawal of the Offer. Unless otherwise indicated on the Letter of Transmittal, duly tendered Shares that are not purchased because of proration will be returned at the Fund’s expense to you or to other persons at your direction.

Payment for Shares accepted for payment pursuant to the Offer will be made by the Depositary Agent out of funds made available to it by the Fund. The Depositary Agent will act as agent for the Fund for the purpose of effecting payment to the tendering shareholder. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary Agent of:

(a)    a Letter of Transmittal (or a copy thereof) properly completed and duly executed with any required signature guarantee(s), or an Agent’s Message in connection with a book-entry transfer;

(b)    a certificate evidencing Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary Agent’s account at DTC pursuant to the procedure set forth in Section 5; and

(c)    all other documents required by the Letter of Transmittal.

Accordingly, payment may not be made to all tendering shareholders at the same time and will depend upon when Share certificates are received by the Depositary Agent or Book-Entry Confirmations of duly tendered Shares are received in the Depositary Agent’s account at DTC.

If any tendered Shares are not accepted for payment or are not paid because they were not duly tendered, if certificates are submitted for more Shares than are tendered, or if a shareholder withdraws duly tendered Shares, (i) the Shares will be issued in book-entry form and will be electronically held in your account for such unpurchased Shares, as soon as practicable following the expiration, termination or withdrawal of the Offer, (ii) Shares delivered pursuant to the book-entry delivery procedures will be credited to the account from which they were delivered, and (iii) uncertificated Shares held by the Fund’s transfer agent pursuant to the Fund’s dividend reinvestment plan will be returned to the automatic dividend reinvestment plan account maintained by the transfer agent.

The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering holder, or if any tendered certificates are registered or the Shares duly tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. In addition, if certain events occur, the Fund may not be obligated to purchase Shares pursuant to the Offer. See Section 4, “Certain Conditions of the Offer.”

Any tendering shareholder or other payee who fails to complete fully and sign the Substitute IRS Form W-9, if one is included with the Letter of Transmittal, may be subject to U.S. federal income tax withholding of 24% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. Non-U.S. Shareholders should provide the Depositary Agent with a completed IRS Form W-8 in order to avoid 24% backup withholding. A copy of IRS Form W-8 will be provided upon request from the Depositary Agent. See Section 5, “Procedures for Tendering Shares for Purchase—U.S. Federal Income Tax Withholding.”

8.       Source and Amount of Consideration.

The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number of Shares duly tendered for purchase, and the price will be based on the NAV per Share on the Pricing Date. If shareholders tendered all Shares offered for purchase pursuant to the Offer, and the Fund purchased such Shares at a price per share of $4.16, equal to 99% of the NAV as of October 5, 2023 ($4.20 per Share), payments by the Fund to the participating shareholders would be approximately $192,341,207. See Section 9, “Effects of the Offer; Consequences of Participation.”

The money to be used by the Fund to purchase Shares pursuant to the Offer will be first obtained from any cash on hand and then from the proceeds of sales of securities in the Fund’s investment portfolio. The percentage of assets expected to be sold will be determined by the final Offer amount as the Fund will assume full participation by eligible shareholders. The Board of Trustees believes that the Fund has sufficient liquidity to purchase the Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Board of Trustees, there is not sufficient liquidity of the assets of the Fund to pay for tendered Shares, the Fund may terminate the Offer. See Section 4, “Certain Conditions of the Offer.”

9.       Effects of the Offer; Consequences of Participation.

The Offer may have certain adverse consequences for tendering and non-tendering shareholders.

A. Effects on NAV and Consideration Received by Tendering Shareholders. To pay the aggregate Purchase Price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will be first derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund, as the assets of the Fund are generally liquid. If the Fund is required to sell a substantial amount of assets to raise cash to finance the Offer, such dispositions of assets could cause market prices of the Fund’s asset holdings, and hence the Fund’s NAV per Share, to decline. Such disposition of assets (1) may be made at a time that may not maximize the value of such assets, (2) may be sold lower than the NAV per share of such assets, and (3) may contribute to a decline in the Fund’s NAV per share. If such a decline in the Fund’s NAV per share occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined as of the close of ordinary trading on the NYSE on the Pricing Date, if such a decline continued to the Pricing Date, the consideration received by tendering shareholders would be less than it otherwise might be. In addition, a sale of assets will cause increased brokerage and related transaction expenses, and thus the Fund may receive proceeds from the sale of assets that are less than the valuations of such assets by the Fund. Accordingly, because of the Offer, the Fund’s NAV per Share may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering shareholders, and also reducing the NAV per Share for non-tendering shareholders.

The Fund expects to sell assets to raise cash for the purchase of Shares. Thus, it is possible that during the pendency of the Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its net assets in cash and cash equivalents. This larger cash position may interfere with the Fund’s ability to meet its investment objectives. The Fund is required by law to pay for duly tendered Shares it accepts for payment promptly after the Expiration Date of this Offer. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares duly tendered, it may extend the Offer to allow additional time to sell additional assets and make additional assets to raise sufficient cash.

B. Recognition of Capital Gains. As noted, the Fund may be required to sell assets pursuant to the Offer. If the Fund’s tax basis for the assets sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to distribute any such gains to shareholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carry-forwards) during, or following the end of, the Fund’s fiscal year. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to sell assets (and hence the amount of capital gains or losses that would be realized and recognized). As of August 31, 2023, the Fund had net unrealized capital depreciation of approximately $22,100,000. As of August 31, 2023, the Fund had capital loss carryforwards of approximately $87,200,000, all of which is non-expiring.

In addition, some distributed gains may be realized on assets held for one year or less, which would generate income taxable to the shareholders at ordinary income rates. This could adversely affect the Fund’s after-tax performance.

C. Tax Consequences of Purchases to Shareholders. The Fund’s purchase of duly tendered Shares pursuant to the Offer will have tax consequences for tendering shareholders. See Section 14, “Certain U.S. Federal Income Tax Consequences.”

D. Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund for non-tendering shareholders. All shareholders remaining after the Offer will also be subject to proportionately higher expenses. They also will be subject to greater volatility if the Fund is unable to remain as diversified due to its dispositions of assets to pay for the tendered Shares. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund (to make future investments) and thus may have an adverse effect on the Fund’s investment performance.

E. Possible Proration. If greater than the Offer Amount of the Fund’s Shares are tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Shares duly tendered on a pro rata basis. Accordingly, shareholders cannot be assured that all of their duly tendered Shares will be purchased.

10.   Price Range of Shares.

The following table sets forth, for each of the calendar quarters indicated, the high and low closing market prices for the Shares on the NYSE, the NAV per Share and the premium or discount to NAV per Share at which the Shares were trading.

Price Range of Shares

During Quarter Ended	Market Price per Share		NAV per Share on Date of Market Price High and Low(1)		Premium/(Discount) on Date of Market Price High and Low(2)
	High	Low	High	Low	High	Low
September 30, 2023	$4.33	$3.85	$4.73	$4.28	(8.46)%	(10.05)%
June 30, 2023	$4.40	$4.04	$4.62	$4.50	(4.76)%	(10.22)%
March 31, 2023	$4.52	$4.09	$4.91	$4.50	(7.94)%	(9.11)%
December 31, 2022	$4.37	$4.05	$4.44	$4.22	(1.58)%	(4.03)%
September 30, 2022	$4.82	$4.07	$4.85	$4.33	(0.62)%	(6.00)%
June 30, 2022	$5.10	$4.21	$5.44	$4.84	(6.25)%	(13.02)%
March 31, 2022	$5.25	$4.73	$5.44	$5.24	(3.49)%	(9.73)%
December 31, 2021	$5.49	$5.03	$5.56	$5.48	(1.26)%	(8.21)%
September 30, 2021	$5.63	$5.36	$5.82	$5.57	(3.26)%	(3.77)%
June 30, 2021	$5.67	$5.32	$5.98	$5.81	(5.18)%	(8.43)%
March 30, 2021	$5.69	$5.29	$6.12	$5.82	(7.03)%	(9.11)%
December 31, 2020	$5.51	$5.13	$6.17	$6.07	(10.70)%	(15.49)%

(1)	Based on the Fund’s computations.
(2)	Calculated based on the information presented. Percentages are rounded.

On October 5, 2023, the NAV per Share was $4.20 and the last reported market price per Share on the NYSE on such date was $3.80. During the pendency of the Offer, daily NAV quotations can be obtained in the manner indicated in Section 1.

The tender of Shares, unless and until such duly tendered Shares are accepted for payment, will not affect the record ownership of any such duly tendered Shares for purposes of entitlement to any dividends payable by the Fund.

11.   Interests of Trustees and Officers; Transactions and Arrangements Concerning the Shares

Information, as of particular dates, concerning the Fund’s trustees and executive officers, their remuneration, any material interest of such persons in transactions with the Fund and other matters, is required to be disclosed in proxy statements distributed to the Fund’s shareholders and filed with the Commission. The table below sets forth the number of Shares and percentage of outstanding Shares beneficially owned by the trustees of the Fund as of October 5, 2023. For more information, see the Special Meeting Proxy Statement.

Name and Position	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Trustees
Aditya Bindal	N/A	N/A
Karen Caldwell	N/A	N/A
Ketu Desai	N/A	N/A
Frederic P. Gabriel	N/A	N/A

Mark Hammitt	N/A	N/A
Paul C. Kazarian	N/A	N/A
Garry Khasidy	N/A	N/A
Anatoly Nakum	N/A	N/A
Pierre Weinstein	N/A	N/A

As of October 10, 2023, none of the independent nor their immediate family members owned any shares of the Investment Advisor or principal underwriter or of any entity controlling, controlled by, or under common control with the Investment Advisor or principal underwriter (not including registered investment companies).

The business address of each trustee and executive officer is: Templeton Global Income Fund, One Franklin Parkway, San Mateo, California 94403-1906, except as noted below:

Name	Position Held	Address
Aditya Bindal	Trustee	c/o Saba Capital Management, LP 405 Lexington Avenue, 58th Fl. New York, NY 10174

Karen Caldwell	Trustee	c/o Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022

Ketu Desai	Trustee	c/o Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022

Frederic P. Gabriel	Trustee; Lead Independent Trustee	c/o Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022

Mark Hammitt	Trustee	c/o Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022

Paul C. Kazarian	Trustee	c/o Saba Capital Management, LP 405 Lexington Avenue, 58th Fl. New York, NY 10174

Garry Khasidy	Trustee	c/o Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022

Anatoly Nakum	Trustee	c/o Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022

Pierre Weinstein	Trustee; Chairman of the Board	c/o Saba Capital Management, LP 405 Lexington Avenue, 58th Fl. New York, NY 10174

Neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s trustees or officers, or associates of any of the foregoing, has effected any transaction in Shares, except for dividend reinvestment, during the 60 days prior to the date of this Offer to Purchase.

Except as set forth in this Offer to Purchase, neither the Fund, nor, to the best of the Fund’s knowledge, any of the Fund’s trustees or officers, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Fund, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, there is no present or proposed material agreement, arrangement, understanding or relationship with respect to the Offer between the Fund and any of its executive officers, trustees, controlling persons or subsidiaries.

As of October 10, 2023, to the knowledge of the Fund, no person beneficially owned more than 5% of the voting securities of any class of securities of the Fund, except for the following:

Shareholder Name & Address	Class of Shares	Share Holdings	Percentage Owned
Saba Capital Management, L.P.(1)	Common Stock	31,525,790	30.68%
405 Lexington Avenue
58th Floor
New York, NY 10174

Frankin Resources, Inc.(2) One Franklin Parkway San Mateo, CA 94403-1906	Common Stock	10,147,515	9.88%

First Trust Portfolios L.P. (3) 120 E. Liberty Drive Suite 400 Wheaton, IL 60187	Common Stock	6,249,770	6.08%

(1)	The nature of beneficial ownership is shared voting and dispositive power and the amount is as reported on Schedule 13D/A filed with the SEC on September 6, 2023.
(2)	The nature of beneficial ownership is sole voting and dispositive power as reported on Schedule 13D/A filed with the SEC on November 10, 2022. Amount as disclosed in a Form 4 filed on November 10, 2022.
(3)	The nature of beneficial ownership is shared dispositive power and the amount is as reported on Schedule 13G/A filed with the SEC on January 10, 2023.

Franklin Advisers, Inc., a Delaware corporation, acts as the Investment Advisor for the Fund. Pursuant to an investment management agreement between the Investment Advisor and the Fund (the “Investment

Management Agreement”), the Fund pays the Investment Advisor a fee, calculated daily and paid monthly based on the average daily net assets of the Fund, in accordance with the table below.

Annualized Fee Rate	Net Assets
0.700%	Up to and including $200 million
0.635%	Over $200 million, up to and including $700 million
0.600%	Over $700 million, up to and including $1 billion
0.580%	Over $1 billion, up to and including $5 billion
0.560%	Over $5 billion, up to and including $10 billion
0.540%	Over $10 billion, up to and including $15 billion
0.520%	Over $15 billion, up to and including $20 billion
0.500%	In excess of $20 billion

Under the terms of the Investment Management Agreement, the Investment Adviser has overall responsibility for the management of the Fund. The Investment Adviser oversees all investment advisory and portfolio management services for the Fund and assists in managing and supervising all aspects of the general day-to-day business activities and operations of the Fund, including custodial, transfer agency, dividend disbursing, accounting, auditing, compliance and related services.

Franklin Templeton Services, LLC, an affiliate of the Investment Advisor, serves as administrator to the Fund at no additional cost to the Fund.

The amounts paid by the Fund under these service agreements are disclosed in the Fund’s financial statements, which can be found in the Fund’s annual and semi-annual reports. For information about Saba, the proposed new investment adviser for the Fund, see the Special Meeting Proxy Statement.

12.   Certain Information about the Fund.

The Fund was first organized as a Maryland corporation on March 17, 1988 and subsequently reorganized as Delaware statutory trust on December 2, 2003. The Fund is governed by the laws of the State of Delaware, and commenced operations on March 18, 1988. The Fund is registered under the 1940 Act as a non-diversified, closed-end management investment company.

The Fund’s principal office is located at 300 S.E. 2nd Street, Fort Lauderdale, Florida 33301-1923, and its telephone number is (954) 527-7500. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a shareholder.

As a present fundamental policy, the Fund will normally invest at least 65% of its total assets in at least three countries (one of which may be the United States) in one or more of the following investments: (i) debt securities that are issued or guaranteed as to interest and principal by the U.S. government, its agencies, authorities or instrumentalities (“U.S. Government Securities”); (ii) debt obligations issued or guaranteed by a foreign sovereign government or one of its agencies or political subdivisions; (iii) debt obligations issued or guaranteed by supra-national organizations, which are chartered to promote economic development and are supported by various governments and governmental entities; (iv) U.S. and foreign corporate debt securities and preferred equity securities, including those debt securities which may have equity features, such as conversion or exchange rights, or which carry warrants to purchase common stock or other equity interests; and (v) debt obligations of U.S. or foreign banks, savings and loan associations and bank holding companies.

The investment objectives of the Fund are described in the Fund’s prospectus. The Fund’s investment objectives are presently fundamental policies and may not be changed without the approval of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act). At the upcoming Special Meeting, shareholders are expected to vote on a proposal to change the Fund’s fundamental policy, among other proposals. For more information, see the Special Meeting Proxy Statement. There can be no assurance that the investment objectives of the Fund will be realized.

13.   Additional Information.

The Fund has filed with the Commission a Schedule TO, which provides additional information relating to the Offer. You may inspect and obtain a copy of Schedule TO at the prescribed rates at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of Schedule TO may also be obtained by mail at the prescribed rates from the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The Fund’s filings including the Schedule TO, are also available to the public on the Commission’s website at www.sec.gov.

14.   Certain U.S. Federal Income Tax Consequences.

The following discussion is a general summary of certain U.S. federal income tax consequences of a participating shareholder’s sale of Shares pursuant to the Offer. This discussion is based on current U.S. federal income tax law, including the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not apply to a shareholder that is a member of a class of holders subject to special rules (such as a dealer in securities, a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, a bank, a life insurance company, a tax-exempt organization, a person that owns Shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle, a partnership or other pass-through entity for U.S. federal income tax purposes or a U.S. Shareholder (as such term is defined in Section 5, “Procedures for Tendering Shares for Purchase—U.S. Federal Income Tax Withholding” above) whose functional currency for tax purposes is not the U.S. dollar). This summary assumes that the Fund is and will remain a RIC for U.S. federal income tax purposes for the taxable year that includes the purchase of Shares pursuant to the Offer. No ruling has been or will be sought from the Internal Revenue Service (“IRS”) regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Shareholders must consult their own tax advisers with respect to the tax consequences of a sale of Shares pursuant to the Offer, including potential tax consequences in jurisdictions where the shareholder is a citizen, resident or domiciliary.

A. Consequences to U.S. Shareholders of Participating in the Offer.

In General. A shareholder’s tender of all or a part of its Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The tax consequences of the sale will be determined in part under the stock redemption rules of Section 302 of the Code. The amount and characterization of income recognized by a shareholder in connection with a sale pursuant to the Offer will depend on whether the sale is treated as an “exchange” or a “dividend” for tax purposes.

Treatment as an Exchange. If the redemption qualifies under any of the provisions of Section 302(b) of the Code, as more fully described below, the cash received pursuant to the Offer will be treated as received in exchange for the Shares sold. The treatment accorded to such an exchange results in a shareholder’s recognizing gain or loss equal to the difference between (a) the cash received by the shareholder pursuant to the Offer and (b) the shareholder’s adjusted tax basis in the Shares surrendered. Assuming the Shares are held as capital assets, such recognized gain or loss will be capital gain or loss. If the Shares were held longer than one year, such capital gain or loss will be long-term. If the Shares were held for one year or less, such capital gain or loss will be short-term. However, any loss upon an exchange of Shares held for six months or less generally will be treated as a long-term capital loss to the extent of distributions received or deemed received from the Fund that were treated as long-term capital gain. In addition, under certain “wash sales” rules, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a shareholder acquires Shares within 30 days before or after the date Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. The deductibility of capital losses is subject to a number of limitations under the Code.

Treatment as a Dividend. If none of the provisions under Section 302(b) of the Code outlined below are satisfied, a shareholder will be treated as having received a distribution on its Shares. Any such distribution will be treated as taxable dividend income in an amount equal to the entire amount of cash received by the shareholder for its Shares pursuant to the Offer to the extent the Fund has current or accumulated earnings and profits. Any amounts treated as distributions to shareholders in excess of the Fund’s current and accumulated earnings and profits will be treated as a return of capital to such shareholders to the extent of their basis in their Shares (reducing that basis accordingly) and then as capital gain (which will be long-term or short-term depending on such shareholder’s applicable holding period for the Shares duly tendered).

Accordingly, the difference between “dividend” and “sale or exchange” treatment is important with respect to the amount (there is no basis offset for dividends) and character of income that tendering shareholders are deemed to receive. While the marginal tax rates for dividends and capital gains remains the same for corporate shareholders, under the Code the top income tax rate on ordinary dividend income and short-term capital gains of individuals generally exceeds the maximum tax rate on long-term capital gains.

We cannot predict whether or to the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, a U.S. Shareholder can be given no assurance that a sufficient number of such U.S. Shareholder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a divided, for U.S. federal income tax purposes pursuant to the rules discussed above.

Each shareholder’s tax adviser should determine whether that shareholder qualifies under one of the provisions of Section 302(b) of the Code. In the event that the transaction is treated as a dividend distribution to a shareholder for federal income tax purposes, such shareholder’s remaining tax basis in the Shares actually redeemed will be added to the tax basis of such shareholder’s remaining Shares in the Fund. In the event that a shareholder actually owns no Shares in the Fund after the redemption, but the transaction is nevertheless treated as a dividend distribution because such shareholder constructively owns Shares in the Fund (see below), such shareholder’s tax basis may, under certain circumstances, be added to Shares in the Fund owned by related persons that were considered constructively owned by such shareholder, or may be lost entirely. With respect to a purchase of Shares that is treated as a distribution but that is not otherwise taxable as a dividend because it exceeds the Fund’s earnings and profits, the method by which a U.S. holder must reduce its basis is uncertain in situations where the holder owns different blocks of stock that were acquired at different prices and thus have different bases. Each shareholder should consult its tax adviser with respect to the particular U.S. federal income tax consequences to such shareholder of participating in the Offer.

Constructive Ownership of Stock. In determining whether the provisions under Section 302(b) of the Code, as described below, are satisfied, a shareholder must take into account not only Shares actually owned by such shareholder, but also Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the shareholder or a related individual or entity has an interest. The rules of constructive ownership are complex and must be applied to a particular shareholder’s situation by a tax adviser.

The Provisions of Section 302(b) of the Code. Under Section 302(b) of the Code, a redemption will be taxed as an exchange, and not as a dividend, if it (a) results in a “complete redemption” of all the Shares owned by a shareholder, (b) is “substantially disproportionate” with respect to a shareholder, or (c) is “not essentially equivalent to a dividend” with respect to a shareholder. Each shareholder should be aware that, under certain circumstances, sales, purchases, or transfers of Shares in the market or to or from other parties contemporaneous with sales pursuant to the Offer may be taken into account in determining whether the tests under clause (a), (b), or (c) above are satisfied. Further, the Fund believes that in the event the Offer is oversubscribed, resulting in a proration, it is likely that less than all the Shares duly tendered by a shareholder will be purchased by the Fund. Proration may affect whether a sale by a shareholder will satisfy the provisions (a), (b), or (c) above.

A brief description of the three major applicable provisions of Section 302(b) of the Code is as follows:

1.	A Complete Redemption of Interest. The receipt of cash by a shareholder will result in a “complete redemption” of all the Shares owned by the shareholder within the meaning of Section 302(b)(3) of the Code if either (i) all the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (ii) all the Shares actually owned by the shareholder are sold pursuant to the Offer, the only Shares the shareholder constructively owns are actually owned by such shareholder’s family members, and the shareholder is eligible to waive and effectively waives, under procedures described in Section 302(c) of the Code, such constructive ownership. Shareholders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.
2.	A Substantially Disproportionate Redemption. The receipt of cash by a shareholder will be “substantially disproportionate” with respect to such shareholder within the meaning of Section 302(b)(2) of the Code if (i) the percentage of the total outstanding Shares actually and constructively owned by the shareholder immediately following the sale of Shares pursuant to the Offer is less than 80% of the percentage of the total outstanding Shares actually and constructively owned by such shareholder immediately before such sale, and (ii) immediately following the exchange, the shareholder actually and constructively owns less than 50% of the total combined voting power of all classes of voting shares of the Fund.
3.	Not Essentially Equivalent to a Dividend. Even if a sale by a shareholder fails to meet the “complete redemption” or “substantially disproportionate” tests, a shareholder may nevertheless meet the “not essentially equivalent to a dividend” test. Whether a specific redemption is “not essentially equivalent to a dividend” depends on the individual shareholder’s facts and circumstances. In any event, the redemption must result in a “meaningful reduction” of the shareholder’s proportionate interest in the Fund. The IRS has indicated in a published ruling that, in the case of a minority shareholder in a publicly held corporation whose relative stock investment in the corporation was minimal and who exercised no control over corporate affairs, a small reduction in the percentage ownership interest of such shareholder in such corporation was sufficient to constitute a “meaningful reduction.” Shareholders seeking to rely on this test should consult their own tax advisers as to the application of this particular standard to their own situations.

Backup Withholding. The Depositary Agent may be required to withhold 24% of the gross proceeds paid to a shareholder or other payee pursuant to the Offer unless either: (a) the shareholder has completed and submitted to the Depositary Agent an IRS Form W-9 (including the Substitute IRS Form W-9, if one is included with the Letter of Transmittal) providing the shareholder’s taxpayer identification number/social security number and certifying under penalties of perjury: (i) that such number is correct, (ii) either that (A) the shareholder is exempt from backup withholding, (B) the shareholder has not been notified by the IRS that the shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (C) the IRS has notified the shareholder that the shareholder is no longer subject to backup withholding, (iii) the shareholder is a U.S. citizen or other U.S. person (as defined in IRS Form W-9), and (iv) the FATCA code(s) entered on the form (if any) indicating that the shareholder is exempt from FATCA reporting is correct; or (b) an exception applies under applicable law and Treasury regulations.

Medicare Tax. Certain U.S. Shareholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a portion of their “net investment income,” which generally includes capital gains or dividends recognized upon a sale of Shares pursuant to the Offer.

B. Consequences to Non-U.S. Shareholders of the Fund’s Purchase of Shares Pursuant to the Offer

U.S. Withholding at the Source. Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized for any particular shareholder as an “exchange” or a “dividend” for tax purposes at the time of the payment, we or the applicable withholding agent may treat any payments to a tendering shareholder that is a Non-U.S. Shareholder and that does not hold its Shares in connection with a trade or business conducted in the United States (and, if required by an applicable income tax treaty, a U.S. permanent establishment) as a dividend for U.S. federal income tax purposes that is subject to U.S. withholding tax at the rate of 30% (or lower rate provided by an applicable treaty). This U.S. withholding tax will apply even if the Non-U.S. Shareholder has provided the required certification to avoid backup withholding. In order to obtain a reduced rate of withholding under an applicable tax treaty, a Non-U.S. Shareholder must deliver to the Depositary Agent before the payment a properly completed and executed IRS Form W-8BEN or W-8BEN-E. In order to obtain an exemption from withholding on the grounds that the Non-U.S. Shareholder holds its Shares in connection with a trade or business conducted in the United States, the Non-U.S. Shareholder must deliver to the Depositary Agent a properly completed and executed IRS Form W-8ECI. Such forms (and additional IRS forms) may be obtained from the Information Agent or the IRS at www.irs.gov.

A tendering Non-U.S. Shareholder who realizes a capital gain on a tender of Shares will generally not be subject to U.S. federal income tax on such gain, unless (i) the gain is effectively connected with the Non-US. Shareholder’s conduct of a U.S. trade or business (and, if required under an applicable income tax treaty, is attributable to a U.S. permanent establishment) or (ii) the Non-U.S. Shareholder is an individual who is physically present in the United States for 183 days or more during the tax year and certain other conditions are satisfied. A tendering Non-U.S. Shareholder who realizes a capital gain may be eligible to claim a refund of any withheld tax by filing a U.S. tax return and demonstrating that it satisfies one of the provisions of Section 302 described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Dividend income or capital gains that are effectively connected with a U.S. trade or business (and, if required under an applicable income tax treaty, are attributable to a U.S. permanent establishment) will generally be taxed on a net income basis at the same rates applicable to U.S. persons (and, in the case of a Non-U.S. Shareholder that is a corporation, may be subject to an additional branch profits tax at the rate of 30% (or lower rate provided by an applicable treaty)). Different rules may also apply in the case of certain Non-U.S. Shareholders that are subject to special rules, including former citizens or residents of the United States and “controlled foreign corporations.” Non-U.S. Shareholders are advised to consult their own tax advisers.

Backup Withholding and Certification Rules. Non-U.S. Shareholders have special U.S. tax certification requirements to avoid backup withholding at a rate of 24%, and if applicable, to obtain the benefit of any income tax treaty between the Non-U.S. Shareholder’s country of residence and the United States. To claim these tax benefits, the Non-U.S. Shareholder must provide the Depositary Agent with a properly completed IRS Form W-8BEN or W-8BEN-E (or other IRS Form W-8, where applicable, or their substitute forms) to establish his or her status as a Non-U.S. Shareholder, to claim beneficial ownership over Shares, and to claim, if applicable, a reduced rate of or exemption from withholding tax under the applicable treaty. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

FATCA Withholding. Under legislation known as the Foreign Account Tax Compliance Act (“FATCA”), the Fund generally is obligated to withhold at a rate of 30% on amounts treated as dividends for U.S. federal income tax purposes that are paid to non-U.S. entities, unless such non-U.S. entity complies with its obligations under FATCA and provide a certification to the Fund of its FATCA-compliant status. In order to comply with FATCA, foreign financial institutions (including investment funds), generally must enter into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that have substantial U.S. owners (or U.S. controlling persons) and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Non-financial non-U.S. entities, in order to comply, generally must either (i) certify that they do not have any “substantial United States owners” (or in certain cases U.S. controlling persons) or (ii) provide certain information regarding the entitiy’s “substantial United States owners” (or controlling persons), which the Fund or other applicable withholding agent will in turn be required to provide to the Internal Revenue Service. Certifications as to FATCA status are generally required to be made by Non-U.S. Shareholders on an applicable Form W-8. Non-U.S. Shareholders are encouraged to consult with their tax advisers regarding the possible implications of these rules on their participation in the Offer.

Non-U.S. Shareholders are urged to consult their own tax advisers regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

The U.S. federal income tax discussion set forth above is a summary included for general information purposes only. In view of the individual nature of tax consequences, each shareholder is advised to consult its own tax adviser with respect to the specific tax consequences to it of the Offer, including the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

15.   Certain Legal and Regulatory Matters.

The Fund is not aware of any approval or action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required to effect the Offer. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares purchased pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not have a material adverse effect on the Fund. The Fund’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 4, “Certain Conditions of the Offer.”

16.   Amendments; Extensions of Purchase Period; Termination.

Subject to the applicable rules and regulations of the Commission, the Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in Section 4, and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary Agent and by making a public announcement thereto. There can be no assurance that the Fund will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not timely withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder’s Shares. See Section 6, “Withdrawal Rights.”

Subject to the applicable rules and regulations of the Commission, the Fund also expressly reserves the right, in its sole discretion, at any time and from time to time, to: (a) terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in Section 4 has not been satisfied or upon the occurrence and during the continuance of any of the events specified in Section 5; and (b) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary Agent and by making a public announcement thereof.

Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which the Fund may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(c), 13e-4(e) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Fund will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release and filing such release with the Commission.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(e) and 13e-4(f) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the public announcement of such change is generally required to allow for adequate dissemination of such change to shareholders. Accordingly, if, for example, prior to the Expiration Date, the Fund decreased the number of Shares being sought, increased the consideration offered pursuant to the Offer or added a dealer’s soliciting fee, and if the Offer were scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to shareholders, the Fund would extend the Offer until at least the expiration of such ten business day period.

17.   Fees and Expenses.

The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse these firms for customary handling and mailing expenses incurred in forwarding the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary Agent for purposes of the Offer.

The Fund has retained Campaign Management LLC to act as the Information Agent and Equiniti Trust Company, LLC to act as the Depositary Agent. The Fund will pay the Information Agent and the Depositary Agent reasonable and customary compensation for their services and will also reimburse them for certain out-of-pocket expenses and indemnify them against certain liabilities. The Fund will bear the costs of the Offer.

18.   Miscellaneous.

The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or duly tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of shareholders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

The Letter of Transmittal and Share certificates and any other required documentation should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary Agent at one of the addresses set forth below.

The Depositary Agent for the Offer is:

By Mail:	By Overnight Courier:
Equiniti Trust Company, LLC	Equiniti Trust Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
6201 15th Avenue	6201 15th Avenue
Brooklyn, New York 11219	Brooklyn, New York 11219

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and other documents may be directed to the Information Agent at its telephone number and location listed below.

The Information Agent for the Offer is:

Campaign Management LLC

15 West 38th Street, Suite #747

New York, NY 10018

1-855-434-5243 (Toll Free)

TEMPLETON GLOBAL INCOME FUND

October 10, 2023